Exhibit 99.1

Mellon Bank Center Suite 3000 1735 Market Street Philadelphia, PA 19103-7590
PRESS RELEASE

For Release:	Immediate
Contact:	William Hitselberger (215) 665-5046

PMA Capital Corporation Announces $15 Million Additional Capital

Raise and Expected Closing Date for Exchange Offer

Philadelphia, PA, November 3, 2004 — PMA Capital Corporation (NASDAQ: PMACA) (the “Company”) today announced that it has amended its offer to exchange (the “Offer”) up to $86,250,000 aggregate principal amount of newly issued 6.50% Senior Secured Convertible Debentures due 2022 for any and all of the $86,250,000 aggregate principal amount of its outstanding 4.25% Senior Convertible Debentures due 2022 to reflect certain amendments to the Offering documents and the fact that concurrently with this exchange offer, the Company intends to offer $15 million aggregate principal amount of its debentures with terms identical to new debentures to a limited number of qualified institutional buyers.

Based on discussions with certain of the existing debenture holders, the Company believes that the terms of the Offer are acceptable to a significant majority of the existing debenture holders, subject to final review of the Offer documents. In order to ensure holders have sufficient time to complete their submission of tenders, the Offer has been extended to Tuesday, November 9, 2004. Accordingly, the closing date for the Offer is expected to occur on Monday, November 15, 2004.

The offer of $15 million aggregate principal amount of the Company’s debentures to qualified institutional buyers will be made pursuant to an exemption from registration under the Securities Act of 1933, as amended. There can be no assurance that any of these debentures will be sold. The Company will use the proceeds from this additional offering for general corporate purposes. The debentures offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

As extended, the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, November 9, 2004. The Offer is subject to certain conditions described in the Registration Statement. As of 5:00 p.m., New York City time, on Wednesday, November 3, 2004, $45,613,000 principal amount of the outstanding debentures had been tendered.

The purpose of the exchange offer is to refinance the existing debentures by exchanging them for the new debentures with a later put date and to attempt to improve the insurer financial strength ratings of The PMA Insurance Group and the debt ratings of PMA Capital Corporation.

Additional details regarding the Offer are described in Amendment No. 4 of the Company’s Registration Statement filed with the Securities and Exchange Commission on November 3, 2004. Copies of the Prospectus contained in the Registration Statement may be obtained from the Information Agent for the Offer, Global Bondholder Services Corporation, at 866-873-7700 (US toll-free) and 212-430-3774 (collect).

Banc of America Securities LLC is the exclusive dealer manager in connection with the Offer. Questions regarding the Offer may be directed to Banc of America Securities LLC, High Yield Special Products, at 888-292-0070 (US toll-free) and 704-388-4813 (collect) or Equity-Linked Liability Management, at 888-583-8900, x 2200 (US toll-free) and 212-933-2200 (collect).

A registration statement relating to the securities being issued in the exchange offer has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company whose operating subsidiaries provide workers’ compensation, integrated disability and other commercial property and casualty lines of insurance, primarily in the eastern part of the United States, underwritten and marketed under the trade name The PMA Insurance Group.

For additional information, visit www.pmacapital.com

You should not place undue reliance on any forward-looking statements. Unless otherwise stated, we disclaim any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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